Exhibit 10.1

Rick Markee

Executive Chairman

2101 91st Street

North Bergen, NJ 07047

T: 201-624-3100

F: 201-624-3880

www.vitaminshoppe.com

March 31, 2015

Anthony Truesdale

CEO

Vitamin Shoppe, Inc.

2101 91st Street

North Bergen, New Jersey 07047

Re:	Separation Agreement

Dear Tony:

This letter agreement (the “Letter Agreement”) will confirm our understanding with regard to your resignation of employment with Vitamin Shoppe, Inc. (the “Company”) on April 3, 2015.

1.	Transition and Separation. Your last day of work with the Company and your employment resignation date will be April 3, 2015 (the “Resignation Date”). Between the date hereof and the Resignation Date, you acknowledge that the Company may reduce or eliminate some or all of your duties, authorities and responsibilities in such manner as it determines to be appropriate in its sole discretion. In addition, you will transition services between the date hereof and the Resignation Date (and for a reasonable period thereafter to the extent reasonably requested by the Company) to facilitate a smooth transition of your job responsibilities to your successor, and perform such other duties and responsibilities prior to the Resignation Date as reasonably requested by the Company. You will resign all of your positions at the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates) as of the Resignation Date, and you will execute such additional documents as requested by the Company to evidence the foregoing. From the date hereof until the Resignation Date, the Company will continue to pay your regular base salary and you generally will continue to be eligible for all employee benefits to which you are currently entitled.

2.	Continued Employment. The Company has elected to employ you as an advisor from the Resignation Date until no later than June 26, 2015. Your employment shall be at will, which means that either you or the Company may terminate the employment at any time for any reason or no reason, with or without notice. As an advisor, you shall provide advice to the Company as may be necessary and appropriate until June 26, 2015 or such earlier date as determined by you or the Company. Your compensation shall be equivalent to your weekly base wages immediately preceding the Resignation Date. You will continue to participate in any employee health, welfare, or other fringe benefit plan of the Company in accordance with the terms of your participation immediately preceding the Resignation Date. Upon the termination of your employment as an advisor (the “Separation Date”), you may be eligible pursuant to the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to elect to continue your participation for a time in the Company’s health and welfare plan. Information regarding a COBRA election will be mailed to you after the Separation Date.

3.	Accrued Benefits. Within thirty (30) days following the Separation Date, you will be paid for accrued, unused personal time off, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement, in each case, as of the Separation Date, all in accordance with the Company’s policies.

4.	Vesting of Equity Awards. All equity awards that have been or will be issued to you shall continue to vest through June 26, 2015, even if the Separation Date occurs earlier. All other terms and conditions of the Company’s equity-based incentive plans shall remain in full force and effect.

5.	Stock Option Plan. The Company warrants that notwithstanding any contrary provision in the VS Parent, Inc. 2006 Stock Option Plan, or any other Plan, or any agreement for the grant or purchase of any options in the stock of VS Parent, Inc. or the Company (or any predecessor, successor or affiliate of either such entity) signed by you, the period during which your options with respect to such stock will remain exercisable is and shall be extended until and through June 26, 2016.

6.	2015 Annual Cash Bonus. The Company will pay you fifty percent (50%) of the annual cash bonus for 2015 attributable to the performance of the Company as a whole that you would have earned, if any, based on Company results and your individual operating objectives for 2015 had your employment not terminated. Such payment shall occur in 2016 at the time annual cash bonuses are paid to other senior executives of the Company.

7.	No other Compensation or Benefits. You acknowledge that, except as expressly provided in this Letter Agreement, you will not receive any additional compensation, severance or other benefits following the Resignation Date or the Separation Date.

8.	Governing Law. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without regard to the choice of law rules thereof.

9.	Continuing Effect of Employment Agreement. This Letter Agreement is an amendment to that certain Employment and Non-Competition Agreement dated June 12, 2006, as amended on December 28, 2007, on September 25, 2009, on February 28, 2011, and on March 29, 2012, by and among you, the Vitamin Shoppe, Inc. and Vitamin Shoppe Industries Inc. (the “Employment Agreement”). This Letter Agreement shall control and supersede the Employment Agreement to the extent there is a discrepancy between it and the Employment Agreement. The Employment Agreement otherwise remains in full force and effect.

10.	Entire Agreement. This Letter Agreement, the Employment Agreement and those documents expressly referenced therein constitute the entire agreement between you and the Company with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company.

If this Letter Agreement accurately reflects you understanding as to the terms and conditions of your resignation of employment with the Company, please sign and date in the space provided below and return the same to me for the Company’s records.

On behalf of the Company, I wish you the best of luck in your future endeavors.

Very truly yours,

VITAMIN SHOPPE, INC.

By:	/s/ Richard L. Markee
Name:	Richard L. Markee
Date:	March 31, 2015

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my resignation of employment with the Company, and I hereby confirm my agreement to the same.

Date: March 31, 2015	/s/ Anthony Truesdale
Anthony Truesdale